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                                                                    Exhibit 99.2

                                               Corporate Office Properties Trust
                                               One Logan Square, Suite 1105
                                               Philadelphia, Pennsylvania 19103


FOR IMMEDIATE RELEASE

At Corporate Office Properties
Janet M. Point
Vice President, Investor Relations
(215) 567-1800


For Immediate Release

JULY 22, 1998


                    CORPORATE OFFICE PROPERTIES SETS DATE FOR
                    SPECIAL MEETING TO CONSIDER CONSTELLATION TRANSACTION Corporate Office Properties' Portfolio to Increase by
                        60% -- The Combined Company to be
 One of the Largest Commercial Real Estate Operators in the Mid-Atlantic Region


Philadelphia, PA, July 22, 1998 - Corporate Office Properties Trust (NYSE: OFC) announced today that a Special Meeting of Shareholders has been set for Friday, August 21, 1998. The Meeting will be held at 2:30 p.m. in the Adams Room of the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania. At this Meeting, shareholders will be asked to consider and vote to approve a transaction pursuant to which affiliates of Constellation Real Estate Group, Inc. (collectively "Constellation") will contribute certain real property and other assets to Corporate Office Properties (the "Company") in exchange for Company shares, cash and assumption of debt (the "Transaction"). The close of business July 20, 1998 has been set as the record date for shareholders entitled to vote at the meeting.

On May 15, 1998 the Company and Constellation announced the signing of a definitive agreement. Constellation is part of Constellation Enterprises, Inc. which is a wholly-owned subsidiary of Baltimore Gas and Electric Company (NYSE:
BGE). The Company believes that the Transaction will significantly expand the Company's management, property, tenant and capital base. In addition, the Constellation management team will add property development and third party property management functions that the Company believes will enhance its resources and long-term performance.

Upon completion, the Company's portfolio will increase by 60% to 49 properties primarily located in Pennsylvania, New Jersey, Maryland and suburban Washington, D.C. -- totaling 4.8 million square feet of leaseable space. The transaction will expand the

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Company's organization by approximately 37 professionals and support staff.
Randall M. Griffin, 53, currently President of Constellation, will assume the role of President and Chief Operating Officer reporting to Clay W. Hamlin, III, Corporate Office Properties' Chief Executive Officer.

The Company will also acquire Constellation's 75% ownership of Constellation Realty Management, LLC ("CRM"), Baltimore's largest commercial property/asset management organization. CRM provides property and asset management services to major institutional real estate investors and provides corporate facility services to major owner occupied corporate properties. With a staff of approximately 66, CRM currently manages a 146-building, 14.8 million square foot portfolio with offices in the Baltimore, Northern Virginia and Philadelphia areas.

Clay W. Hamlin, III, President and Chief Executive Officer of the Company commented, "Combining the talents and resources of our two organizations creates a new dynamic force in the Mid-Atlantic real estate market. With 17 million square feet under management and a large development pipeline, we expect to achieve a dominant position in the Baltimore/Washington corridor suburban office market."

Highlights:

  - Under terms of the agreement, the Company will pay consideration valued at up to approximately $204.6 million comprised of $107.6 million in either cash or debt assumption and the remainder in Company securities comprised of approximately 6,928,000 Common Shares and approximately 969,900 Series A Convertible Preferred Shares.

  - Constellation will contribute up to 18 properties totaling 1.4 million square feet of office properties (including two properties totaling 196,000 square feet under construction) and approximately 400,000 square feet of retail properties.

  - The Company will receive certain options and first refusal rights to acquire 91 acres of identified properties at any time over the next two to five years. The acreage, contiguous to the Constellation office properties being acquired, will permit approximately 1.7 million square feet of office development to be built.

  - Constellation will become the Company's single largest shareholder, with a 41.5% common stock ownership interest.

  - Upon completion of the combination, Constellation will gain two seats on the Company's nine member board, which will be held by Edward A. Crooke, 59, Chairman of Constellation Enterprises, Inc., and Vice Chairman of BGE, and Steven D. Kesler, 46, President of Constellation Investments, Inc. and Vice President of Constellation Real Estate Group, Inc..

"Constellation looks forward to sharing in the growth of Corporate Office Properties," added Ed Crooke, Chairman of Constellation Enterprises, Inc. and Vice Chairman of BGE.

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Corporate Office Properties Trust is a real estate investment trust which focuses on the ownership, acquisition, development and management of suburban office properties in high-growth submarkets in the United States.

To receive Corporate Office Properties' latest news release and other corporate documents via FAX at no cost dial 1-800-PRO-INFO. Use the Company's ticker, OFC.

This press release contains forward-looking information based upon the Company's current best judgement and expectations. Actual results could vary materially from those presented herein. The risks and uncertainties associated with the forward-looking information include the strength of the commercial office real estate markets in which the Company operates competitive market conditions, general economic growth, interest rates, capital market conditions, and the ability of the Company to access funding sources. For further information, please refer to the Company's filings with the Securities and Exchange Commission.